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                                                                    EXHIBIT 99.1




                        Press Release dated June 14, 2002
                              of Elcor Corporation.


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                         [ELCOR CORPORATION LETTERHEAD]



PRESS RELEASE                                                     TRADED:  NYSE
FOR IMMEDIATE RELEASE                                             SYMBOL:  ELK


FOR FURTHER INFORMATION:

Harold R. Beattie, Jr.
Sr. Vice President, Chief Financial Officer and Treasurer
(972) 851-0523


                ELCOR ENTERS INTO INTEREST RATE SWAP TRANSACTION


DALLAS, TEXAS, June 14, 2002 . . . . In connection with its recent issuance of
$120 million of fixed-rate Senior Unsecured Notes, Elcor Corporation said today that it has completed an interest rate swap transaction in order to obtain its desired mix of fixed versus floating-rate debt. The interest rate swap transaction effectively converts the fixed interest rate on $60 million of notional principal debt into a floating interest rate based upon the 6-month Libor index. After taking the interest rate swap transaction into account and based upon the current 6-month Libor index, Elcor's weighted-average interest rate is expected to approximate 5.5%.

                                 - - - - - - - -

Elcor, through its subsidiaries, manufactures Elk brand roofing and building products, reconditions locomotive engine components, provides technology for gas processing, and metallizes plastic components for use in consumer electronic devices. Each of Elcor's principal operating subsidiaries is the leader or one of the leaders within its particular market. Its common stock is listed on the New York Stock Exchange (ticker symbol: ELK).

Elcor's roofing and building products facilities are located in Tuscaloosa, Alabama; Shafter, California; Myerstown, Pennsylvania; Dallas and Ennis, Texas. Its electronics manufacturing services facilities are located in Lufkin and Dallas, Texas; its locomotive engine products facility is located in Cleveland, Ohio; and its gas processing technology operation is located in Midland, Texas.